EXHIBIT 11.1

                    HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES
                UNAUDITED NET INCOME PER COMMON EQUIVALENT SHARES

                                                          THREE MONTHS ENDED
                                                          ------------------
  BASIC AND DILUTED NET INCOME (LOSS)                          MARCH 31,
     PER COMMON SHARE                                          ---------
                                                          1998           1997
                                                          ----           ----
  Numerator:
  Net income (loss) ..............................   $ (5,488,093)   $ 1,808,252
                                                     ============    ===========
Denominator:
  Weighted average common shares
    outstanding-basic ............................     10,090,057     10,023,416
  Effect of dilutive stock options:
    Assuming exercise of options, reduced by
    the number of common shares which
    could have been purchased with the
    proceeds from exercise of such options .......           --          154,136

                                                     ------------    -----------
  Weighted average number of common shares
    outstanding and dilutive stock options -
    diluted ......................................     10,090,057     10,177,552
                                                     ============    ===========


Net income (loss) per common share ...............   $      (0.54)   $      0.18
Net income (loss) per common share- assuming
dilution .........................................   $      (0.54)   $      0.18


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